                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
                Under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                      Under Sections 13 and 15(d) of the
                      Securities and Exchange Act of 1934

                        Commission File Number 5-58119

                              Ramp Networks, Inc.
                              -------------------
            (Exact name of registrant as specified in its charter)

           3100 De La Cruz Boulevard, Santa Clara, California 95054
           --------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        Ramp Networks, Inc. - common stock, par value $0.001 per share
        --------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
                                     ----
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                  [X]               Rule 12h-3(b)(1)(ii)            [  ]
Rule 12g-4(a)(1)(ii)                 [ ]               Rule 12h-3(b)(2)(i)             [  ]
Rule 12g-4(a)(2)(i)                  [ ]               Rule 12h-3(b)(2)(ii)            [  ]
Rule 12g-4(a)(2)(ii)                 [ ]               Rule 15d-6                      [  ]
Rule 12h-3(b)(1)(i)                  [X]

Approximate number of holders of record as of the certification or notice date:
1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ramp Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:   January 24, 2001             By  /s/ Mahesh Veerina
                                          -------------------------------
                                          Name: Mahesh Veerina
                                          Title: President and CEO